EXHIBIT 6.1

Termination of Relationship Agreement

This Termination Agreement (the “Agreement”) is entered into on October 29, 2018 (the “Effective Date”).

The parties to this agreement are:

1.	“Party A”

a.	Vortex Brands, Inc. (OTC: VTXB) (“Vortex”), and all their subsidiaries including Blockchain Energy (“Blockchain”), Inc.

b.	Tripac Systems, Inc. (“Tripac”)

c.	Todd Higley.

d.	Robert Widner.

2.	“Party B”

a.	Intelligent Highway Solutions, Inc. (OTC: IHSI) and all of its subsidiaries.

b.	Fazync, Corporation and Fazync LLC. and all of its subsidiaries. (“Fazync”)

c.	Devon Jones.

d.	Phil Kirkland.

Party A and Party B are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, members of Party A and Party B entered into a series of contracts and agreements on various dates including without limitation the partnership agreement between Tripac and Fazync entered into on January 8, 2018, the various agreements made as a result of the merger between Vortex and Blockchain, and whatever agreements may have been made with Devon Jones and Phil Kirkland during their tenure as board members of Vortex.

WHEREAS, the purpose and goal of all these agreements was the successful manufacture and marketing of Phase Angle Synchronization technology (“PAS”). and

WHEREAS, the Parties desire to terminate all their contracts and agreements pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the undertakings of the Parties as set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.	The Parties. As the parties have entered into a complex set of agreements amongst themselves, and this Agreement is meant to a final resolution and termination of all those agreements. For brevity and clarity, the contracts terminated by this agreement are each and every agreement between any member, or combination of members of party B and any member or combination of members of party A. Whenever a reference is made to Party B and/or Party A, it encompasses each of the stated members of each party and any combination of members of that party.

2.	Termination of the Contracts. The Parties mutually agree that all contracts and agreements between them shall be terminated as of the Effective Date of this Agreement. Upon the Termination Date, the only obligations that survive are: 1) Those that are expressly stated herein; 2) Those that would continue to operate as a matter of law, such as the continuing obligations of former board members 3) Those that were contemplated to survive the original contracts being terminated. The termination includes the following results:

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a.	Party B shall resign from any roles in Party A, including but not limited to their roles as officers and members of the board of directors of Vortex.

b.	Party B shall surrender any rights to any shares or interest they have or may have in Party A. If any shares have been issued, Party B shall surrender those shares.

3.	Consideration. In full satisfaction of its obligations under the Contracts, and as adequate consideration for the early termination of the Contracts as set forth herein, Party A agrees to pay Party B as follows:

The payment shall be made by Vortex Brands, Inc. on the following schedule:

As soon as possible but no later than within 18 months of the Effective Date.

The payment shall be in the amount of Forty Thousand Dollars (US $40,000). Broken down as follows:

To Intelligent Highway Solutions, Inc.: Forty Thousand Dollars (US $40,000)

4.	Intellectual Property. Any and all intellectual property concerning Phase Angle Synchronization (“PAS”) shall remain exclusively with Party A.

5.	Non-Solicitation of Officers, Directors, or Employees. For a period of 2 years following the date hereof, neither party, nor their subsidiaries or representatives will not, directly or indirectly, solicit for employment or hire any officer, director, or employee of either party or any of its subsidiaries or divisions, except that neither shall be precluded from hiring any such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation, (ii) responds to any public advertisement, or (iii) has been terminated by one of the parties or their subsidiaries prior to commencement of employment discussions with the other party or their subsidiaries.

6.	Non-Competition. Party B acknowledges that it has acquired specialized knowledge and experience in Party’s A business, that its reputation and contacts within the industry are of substantial value to Party A, and that if Party B’s knowledge, experience, reputation or contacts are used to compete with Party A, serious harm to Party A may result. Party B agrees that for a period of one year after this agreement, it will not, directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or serve as an officer, director, employee, partner, principal, agent, representative or consultant of or to any business or enterprise engaged in any business or activities which compete with or adversely affect any business engaged in by Party A, in any state or jurisdiction of the United States. In the event that the provisions of this Section should ever be adjudicated to exceed the time, geographic, service or product limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service or product limitations permitted by applicable law.

7.	Derivative Work Not Permitted. Party B agrees that it will not copy, transfer, distribute, reproduce, reverse engineer, decrypt, decompile, disassemble, create derivative works from or make any part of the PAS system or the data received thereby available to others.

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8.	Fees and Expenses. Each Party hereto shall bear its own fees and expenses (including attorneys’ fees) incurred in connection with the Contracts, this Agreement and the consummation of the transactions contemplated hereby.

9.	Representations. Each Party hereby represents and warrants that it has not assigned or otherwise conveyed or delegated, in whole or in part, any claim or right that it has or may have under the Contracts to any third party or person. Each Party represents that the execution and delivery of this Agreement is the duly authorized and binding act of the Party, and that the Party’s signatory hereto is duly authorized to execute this Agreement on behalf of the Party.

10.	No Admission of Liability. Party A and Party B expressly agree and acknowledge that their entering into this Agreement shall be construed in any manner as an admission of any liability, obligation, or wrongdoing on the part of either Party. Each Party expressly denies any and all liability or wronging with respect to the Contracts.

11.	Cooperation between the Parties. Each Party shall fully cooperate with the other Party with respect to the performance of this Agreement. Each Party will provide or make available to the other Party any information and will execute, acknowledge and deliver such further documents that may reasonably be required in order to effectively perform this Agreement and to evidence the termination of the Contracts and to release all obligations and liabilities of the Parties thereunder.

12.	Governing Law and Venue. This Agreement will be governed by and interpreted in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law of such state. The Parties hereby agree that any action arising out of this Agreement will be brought solely in any state or federal court located in Sacramento County, California. Both Parties hereby submit to the exclusive jurisdiction and venue of any such court. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT.

13.	Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the Parties. There are no third-party beneficiaries to this Agreement. Each Party acknowledges and agrees that it fully understands the provisions set forth in this Agreement and their effect, and that each Party is voluntarily entering into this Agreement.

14.	Severability. If any provision or portion of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions or portions shall remain in full force and effect.

15.	Construction. The headings and captions appearing in this Agreement have been inserted for the purposes of convenience and ready reference, and do not purport to and shall not be deemed to define, limit or extend the scope or intent of the provisions to which they appertain. This Agreement shall not be construed more strongly against either Party regardless of which Party is more responsible for its preparation.

16.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others. An executed signature page delivered via facsimile transmission or electronic signature shall be deemed as effective as an original executed signature page.

17.	Entire Agreement; Modification. This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement or communications between the Parties, whether written, oral, electronic or otherwise. No change, modification, amendment, or addition of or to this Agreement shall be valid unless in writing and signed by authorized representatives of the Parties. Each Party hereto has received independent legal advice regarding this Agreement and their respective rights and obligations set forth herein. The Parties acknowledge and agree that they are not relying upon any representations or statements made by the other Party or the other Party’s employees, agents, representatives or attorneys regarding this Agreement, except to the extent such representations are expressly set forth herein.

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18.	Attorneys’ Fees and Costs in Enforcement of the Agreement. If either Party incurs any legal fees and/or costs and expenses in any proceeding to enforce the terms of this Agreement or any of its rights provided hereunder, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and any court, arbitration, mediation, or other litigation expenses from the other Party.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date set forth below.

PARTY A

VORTEX BRANDS INC.:	TRIPAC SYSTEMS INC.:

Sign /s/ Todd Higley Date:10-29-2018	Sign /s/ Robert Widner Date:10-29-2018

Print Name: Todd Higley	Print Name: Robert Widner

Capacity: CEO	Capacity: Owner

TODD HIGLEY:	ROBERT WIDNER:

Sign /s/ Todd Higley Date:10-29-2018	Sign /s/ Robert Widner Date:10-29-2018

PARTY B

INTELLIGENT HIGHWAY SOLUTIONS, INC.:	FAZYNC CORPORATION &LLC.:

Sign /s/ Devon Jones Date:10-29-2018	Sign /s/ Philip Kirkland Date:10-29-2018

Print Name: Devon Jones	Print Name: Philip Kirkland

Capacity: CEO	Capacity: Sec, Tres.

DEVON JONES:	PHIL KIRKLAND:

Sign /s/ Devon Jones Date:10-29-2018	Sign /s/ Philip Kirkland Date:10-29-2018

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